SECOND AMENDMENT TO ADMINISTRATIVE AGREEMENT

This Second Amendment (“Amendment”) dated June 1, 2025 is made to the Administrative Agreement dated June 1, 2016, as amended (the “Agreement”), between RUSSELL INVESTMENT COMPANY, a Massachusetts business trust (the “Trust”), and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington limited liability company (the “Administrator”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Trust and the Administrator desire to restate Exhibit A of the Agreement to reflect name changes for certain Funds and the removal of certain Funds that are not operational.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to the Administrative Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT COMPANY		RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Vernon Barback	By:	/s/ Kari Seabrands
Name:	Vernon Barback	Name:	Kari Seabrands
Title:	President and Chief Executive Officer	Title:	President

Amendment No. 2 – RIC Administrative Agreement

Exhibit A

Non-Funds of Funds

As consideration for the Administrator’s services to the Sub-Trusts listed below (as amended from time to time) (the “Non-Funds of Funds”), the Administrator shall receive from each of those Sub-Trusts an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total average daily net assets of those Funds listed below (not individual Sub-Trust daily net assets), whereby each tier of such average daily net assets has a different basis point fee as set forth below (as amended from time to time).

Sub-Trusts (Non-Funds of Funds)	Russell Investment Company (Non-Funds of Funds) Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
Multifactor U.S. Equity Fund	First $17.5 ($0 to $17.5) Next $10 (>$17.5 to $27.5) Next $10 (>$27.5 to $37.5) Next $12.5 (>$37.5 to $50) Greater than $50	5.00 4.75 4.50 4.25 4.00
Equity Income Fund
Sustainable Aware Equity Fund
U.S. Strategic Equity Fund
U.S. Small Cap Equity Fund
Multifactor International Equity Fund
International Developed Markets Fund
Global Equity Fund
Emerging Markets Fund
Tax-Managed U.S. Large Cap Fund
Tax-Managed U.S. Mid & Small Cap Fund
Tax-Managed International Equity Fund
Tax-Managed Real Assets Fund
Opportunistic Credit Fund
Long Duration Bond Fund
Strategic Bond Fund
Investment Grade Bond Fund
Short Duration Bond Fund
Tax-Exempt High Yield Bond Fund
Tax- Exempt Bond Fund
Global Infrastructure Fund
Global Real Estate Securities Fund
Multi-Strategy Income Fund
Multi-Asset Strategy Fund

Amendment No. 2 – RIC Administrative Agreement

Target Portfolio Funds

As consideration for the Administrator’s services to the Sub-Trusts listed below (as amended from time to time) (the “Target Portfolio Funds”), the Administrator shall receive from each of those Sub-Trusts an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total Target Portfolio Funds average daily net assets (not individual Sub-Trust daily net assets) whereby each tier of Russell Investment Company Target Portfolio Funds average daily net assets has a different basis point fee as set forth below (as amended from time to time).

Sub-Trusts (Target Portfolio Funds)	Russell Investment Company Target Portfolio Funds Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
Balanced Strategy Fund	First $10 ($0 to $10) Next $10 (>$10 to $20) Next $10 (>$20 to $30) Greater than $30	4.25 3.75 3.50 3.00
Conservative Strategy Fund
Moderate Strategy Fund
Aggressive Strategy Fund
Equity Aggressive Strategy Fund

Amendment No. 2 – RIC Administrative Agreement